Exhibit 10.15

              CIRALIGHT SMART SKYLIGHTS AUTHORIZED DEALER AGREEMENT

AN AGREEMENT, BY AND BETWEEN CIRALIGHT GLOBAL, INC. ("MANUFACTURER") AND THE ENERGY SOLUTION GROUP WORLDWIDE, LLC THE ("DEALER") MADE AS OF APRIL 15, 2010 (the "Effective Date").

In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. GENERAL. This Agreement governs all transactions hereafter entered into between Manufacturer and Dealer concerning the Products developed and marketed by Manufacturer.

2. APPOINTMENT. Subject to the terms set forth in this Agreement, Manufacturer hereby appoints Dealer, and Dealer accepts the appointment by Manufacturer, to be a non-exclusive, independent Dealer of the products (the "Product(s)") described in Schedule "A" ("Authorized Products List"). Dealer shall be authorized to deal in additional products marketed by Manufacturer only if Manufacturer first signs a new Schedule "A" adding them to the Authorized Products List and provides written notification of the addition to Dealer.

3. TERRITORY. Dealer shall have the non-exclusive right to promote, sell, and market Products only in the geographical territory and or market(s) described in Schedule "B" (the "Territory"), except as otherwise specifically authorized by Manufacturer in writing. Manufacturer reserves the right to designate others to sell any of the Products in the Territory. Dealer shall not resell Products to any person or entity that Dealer has reason to believe will ship the Product outside the Territory.

4. GOVERNMENT, NATIONAL AND MAJOR ACCOUNTS. Manufacturer and Dealer acknowledge that in order to maximize market penetration for the Products, it might be appropriate for Manufacturer, or other authorized Manufacturer dealers, agents or parties, to sell or otherwise market Products to major end-user accounts, including national accounts, and government accounts, some of whom may have multiple end-user locations in different geographic areas including areas within or outside the Territory. Manufacturer shall have the right to make arrangements directly with such accounts or with other parties to provide for installation, warranty and regular service and maintenance. Dealer agrees to use its best effort to cooperate with Manufacturer and other Manufacturer agents or parties to adhere to such guidelines as Manufacturer may from time to time establish in the implementation of any such programs. Manufacturer shall have the right to designate by written notice to Dealer that such accounts are outside the Territory of Dealer and Dealer shall not solicit, market or sell Products to such designated accounts.

5. DEALER NETWORK. Dealer shall have no right to sublicense any of its rights herein to other dealers or similar third party marketers.

6. INDEPENDENT CONTRACTOR RELATIONSHIP. Nothing contained in this Agreement shall create an agency relationship, joint venture, partnership or other like arrangement between the parties, shall be construed to make either party the agent for the other party for any purposes, and neither party shall have any right whatsoever to incur any liabilities or obligations on behalf of or binding upon the other party. Dealer has not been granted a franchise, and Dealer is not an agent of Manufacturer. Neither party shall have the power or authority to represent the other party in any manner. Each party will act as an independent contractor in accordance with the terms of this Agreement and will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement. Dealer shall not commit Manufacturer to any contractual obligation, make any warranties or representations purportedly on behalf of or approved by Manufacturer with respect to products other than those set forth in Manufacturer's supplied material.

7. RESPONSIBILITIES OF MANUFACTURER. Subject to the terms of this Agreement, Manufacturer may at its sole discretion:

     (a)  provide  Dealer,  from  time  to  time,  with  marketing   literature,
          technical & installation literature, technical advice and assistance and warranty literature as Manufacturer deems appropriate for the Products and related goods;
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     (b)  conduct service training and sales and marketing training and programs for Dealer, as Manufacturer may deem appropriate from time to time;

     (c) engage in advertising programs, which may include national, local, or cooperative advertising (on such terms, including cost allocation, as may be agreed from time to time by the parties), of such type and nature as Manufacturer deems appropriate for the successful marketing of Products and related goods.

8. RESPONSIBILITIES OF DEALER

Pre-sale and post-sale support of the Products by Dealer is critical to the reputation and success of the Products and related goods in the marketplace. Dealer acknowledges that its ability and commitment to provide such support and to market Products are extremely important elements in Manufacturer's decision to enter into this Agreement. Subject to the other provisions of this Agreement, Dealer specifically agrees as follows:

     (a) BEST EFFORTS - Dealer shall exercise its best efforts to achieve (in a manner consistent with the other terms of this Agreement) maximum market penetration for the Products in the Territory. Dealer shall provide reasonable marketing coverage in the Territory.

     (b) SALES ORGANIZATION - Dealer shall establish and maintain a sales organization of personnel who are fully trained and knowledgeable about the Products.

     (c) INSTALLATION AND END-USER TRAINING - Dealer shall ensure that each end-user who acquires any of the Products from Dealer is provided proper installation support and operational training.

     (d) REPORTS - Dealer shall monitor its activities with respect to the Products and shall provide Manufacturer with a report not less than twenty (20) days after the end of each calendar quarter setting forth in reasonable detail the following:

          (i)  sales and inventory for the preceding quarter;

          (ii) sales analysis within the Territory;

          (iii)forecasts for future sales on a rolling one month, three month (quarter) and annual basis;

          (iv) service and support activity.

          (v)  photos of completed installations

Manufacturer reserves the right to prescribe the form of such reports and the level of detail required form time to time by written notice to Dealer.

     (e) SYSTEMS - Dealer shall incorporate the Products only into systems or with other products, including hardware and software, that are compatible with the Product. Manufacturer shall have the right to publish lists of compatible and/or incompatible systems and products.

9. PRODUCT DEVELOPMENT

Manufacturer reserves the right, in its sole and absolute discretion, to make modifications, improvements or changes to Products or related goods or to discontinue the sale or distribution of any Products or related goods at any time without incurring any liability whatsoever to Dealer or others. Should Dealer require, Manufacturer will fulfill outstanding accepted orders for such discontinued Products. Should Dealer have inventory of any such Product purchased within sixty (60) days from Manufacturer's announced discontinuance of such Product, Manufacturer will repurchase at Dealer's cost such Product subject to receiving Dealer's order for other Products of equal value. The cost of shipping and handling any returned Product shall be borne by Dealer.

10. PURCHASES

(a) Dealer shall order and purchase Products and related goods from Manufacturer by written, purchase orders ("Purchase Orders"), which shall (i) be deemed to incorporate the terms and conditions of this Agreement whether or not reference to this Agreement is made, (ii) identify each Product ordered by model number,
(iii) indicate quantity, price (on a pro forma basis, with the invoice price to be determined in accordance with the provisions of this Agreement) and shipping instructions and (iv) specify Dealer's requested delivery dates. The terms of Dealer's Purchase Orders shall be subject to and consistent with the terms of this Agreement and shall be null and void to the extent they vary from, conflict with or supplement the terms of this Agreement. Purchase Orders will bind

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Manufacturer only to the extent accepted by Manufacturer's  written confirmation or delivery.

(b) Delivery dates given by Manufacturer as part of order acknowledgement for accepted orders for Products or related goods will be honored by Manufacturer on a best effort basis.

(c) Accepted orders for Special Order Products or related goods cannot be canceled or modified by Dealer without Manufacturer's prior written approval.

(d) Dealer must accept all such Products that are not defective. Returned Products shall be subject to a restocking charge of fifteen percent (15%) of the invoice price of the Products returned.

(e) Manufacturer reserves the right, without limiting its other remedies under this Agreement, to refuse to supply Products to Dealer and/or to cancel this Agreement if (i) Dealer attempts to distribute any Product to persons or entities outside of the Territory or assists or permits anyone else to do so, or
(ii) Manufacturer receives repeated complaints from end-users of the products regarding the performance of Dealer's installation or service of the products, and Dealer fails to cure such complaints to Manufacturer's satisfaction after reasonable noticer.

(f) Manufacturer reserves the right to reject or cancel any Purchase Order, in whole or in part, if Dealer is then in breach of this Agreement, including but not limited to late on payments due to Manufacturer.

(g) Manufacturer reserves the right to establish minimum purchase quantities of Product as defined by Manufacturer from time to time.

11. PRICES

(a) Product prices are those in Manufacturer's then current Dealer Price List as set out in Schedule "D". Manufacturer reserves the right to change prices and/or discounts and the effective date of such change shall be the 30th calendar day following notice thereof to Dealer.

(b) Any price adjustment will apply to orders received by Manufacturer after the effective date of price change.

(c) Prices do not include, and Dealer is responsible for, any sales, use, inventory, value added and like taxes or duties for Products resulting from Dealer's sales to end-users, including Products to which title has not yet passed.

(d) All prices are FOB. Manufacturer shall be deemed to have delivered all Products and related goods when such are put in the custody of a carrier at the FOB point, at which time all risk of loss or damage shall pass to Dealer not with standing the reservation of title by Manufacturer as provided in paragraph 12(c) of this Agreement. Dealer shall bear all costs of freight, freight insurance and associated costs and shall make all arrangements for same from the FOB point. Within fifteen (15) days after receipt of any Products or related goods by Dealer, Dealer shall notify Manufacturer in writing of any defect in or damage to such Products or related goods which occurred prior to the passing of title of the Products to the Dealer. Failure to do so shall be deemed conclusive proof that such defect or damage is not attributable to the fault of Manufacturer and shall constitute a waiver of all claims against Manufacturer arising out of such defect or damage.

12. PAYMENT

(a) Dealer shall pay for Products in accordance with the terms of Manufacturer's invoices. Unless otherwise agreed in writing, all payments due to Distributor hereunder (including interest) shall be made in US Dollars. Payment pertaining to any and all orders placed by Dealer according to this Agreement, unless otherwise agreed in writing will be executed by Dealer through wire transfer to Manufacturer's bank account, the details of which will be communicated by Manufacturer to Dealer from time to time, in two installments as follows:

          i. Dealer will pay 50% of the purchase price of any order no later than ten (10) days prior to the shipment of any order.

          ii. Dealer will pay the remaining 50% of the purchase price of any order no later than twenty-one (21) days after the date the shipment is picked up from the Manufacturer.

Provided the Dealer fully complies with the payment terms for three consecutive orders then Dealer's credit terms shall become net thirty (30) days from the date the order is picked up from Manufacturer. Manufacturer shall be entitled to charge and Dealer shall pay interest at the rate of two percent (2%) per month from the date of shipment on overdue invoices. Manufacturer shall have the right to revert the payment terms back to requiring a 50% deposit and 50% net 21 days in the event the Dealer defaults on the Net 30 payment terms.

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(b) The supply of credit herein shall be at the discretion of  Manufacturer  and
Manufacturer reserves the right to withhold delivery of Product if Dealer does not meet Manufacturer's credit requirements or the amount of Product ordered, or the amount of Product which remains unpaid (whether or not overdue) exceeds the limit established by Manufacturer for Dealer.

(c) Title to Products purchased from Manufacturer by Dealer shall pass upon transfer from Manufacturer's warehouse to the carrier as stated in 11(d) above. Notwithstanding the foregoing, Manufacturer shall maintain a beneficial interest in the Product until Manufacturer has been paid in full.

(d) Without limiting any other rights it may have under this Agreement and applicable law, all of Manufacturer's obligations under this Agreement, including obligations of supply, or any Dealer purchase order, can be suspended should Dealer be delinquent in making payment for previously shipped Products.

13. SERVICE RESPONSIBILITY

Dealer acknowledges that the Products may require installation and after-sale servicing and maintenance by skilled, trained and fully qualified technicians. Dealer will provide for professional, prompt, and expert installation, and service support for Products sold in the Territory as outlined from time to time in Manufacturer's service program.

Dealer shall:

(a) strictly adhere to all installation, service and parts inventory policies and guidelines established by Manufacturer from time to time. Dealer shall purchase all components related to the installation and operation of the products from the Manufacturer or Manufacturer's designated supplier. This shall include without limitation the skylights, lenses, lightwells and related accessories. Dealer shall be allowed to supply curbs from third party sources provided that these parts comply with the specifications provided by the Manufacturer;

(b) maintain proper installation and servicing tools and facilities;

(c) Dealer shall install the Products in accordance with the Manufacturer's official installation manual and instructions. Installations performed by unauthorized/uncertified personnel, not installed in accordance with the official installation manual and instructions, or otherwise improperly installed, may result in voiding all or a portion of the Manufacturer's warranty for such Product.

(d) make available and provide competent maintenance and service support, in a commercially reasonable manner and rates, to all end-users of Products (and other Products as Manufacturer may request in writing) in the Territory, irrespective of whether the Product was sold to the end-user by Dealer.

14. WARRANTY TO DEALER

     a) THE MANUFACTURER WARRANTS TO THE DEALER EACH PRODUCT SOLD BY IT TO BE FREE FROM DEFECTS IN MATERIAL AND WORKMANSHIP, WHEN PROPERLY MAINTAINED UNDER NORMAL USE. A COPY OF THE END USER WARRANTY IS ATTACHED HERETO AS EXHIBIT "C"

     b) PRODUCTS WHICH DO NOT CONFORM TO THEIR DESCRIPTION OR WHICH ARE DEFECTIVE IN MATERIAL OR WORKMANSHIP WILL, BY THE MANUFACTURER'S DECISION, BE REPLACED OR REPAIRED, OR, AT THE MANUFACTURER'S OPTION, CREDIT FOR THE ORIGINAL PURCHASE PRICE MAY BE ALLOWED PROVIDED THAT DEALER NOTIFIES THE MANUFACTURER IN WRITING OF SUCH DEFECT WITHIN THIRTY (30) DAYS OF DISCOVERY AND DEALER RETURNS SUCH PRODUCTS IN ACCORDANCE WITH THE MANUFACTURER'S INSTRUCTIONS. NO PRODUCTS MAY BE RETURNED BY THE DEALER WITHOUT THE MANUFACTURER'S PRIOR WRITTEN AUTHORIZATION.

     c) This warranty does not apply to any product which has been subjected to misuse, modification, abuse, negligence or accident by the dealer or third parties, or which was not installed in accordance with the Installation Instructions. THE WARRANTY FOR THE CONTROLLER SHALL BECOME VOIDED IF THE SEAL OF THE GPS CONTROLLER UNIT IS BROKEN FOR ANY REASON.

     d) No other warranties, express or implied, including any warranties or conditions regarding merchantability or fitness for a particular purpose, relating to the use or performance of the product, software, documentation or services provided by manufacturer is made by manufacturer to dealer, its dealers or customers. The manufacturer shall not be liable for direct, indirect, incidental, special or consequential damages, under any circumstances, including, but not limited to, damage or loss resulting from inability to use the

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          products,  increased  operating  costs or loss of sales,  or any other damages. To make a claim under this warranty, dealer must notify the manufacturer in writing within the warranty period.

     e) Labor costs incurred under the Manufacturer's warranty for service work performed by Dealer shall be reimbursed to Dealer by Manufacturer in accordance with Manufacturer's established repair cost schedule.

     f) A Product replaced in warranty will carry the limited warranty for the balance of the warranty period of the Product that it replaces. Replacement parts and repaired equipment out-of-warranty will carry a ninety (90) day warranty on the part, assembly or component that was replaced or repaired and shall be subject to the same limitations and exclusions as the Limited Warranty for a similar new Product.

     g) Dealer agrees to provide project and customer contact information for installations to Manufacturer for the purpose of registering Customer for Manufacturer's Warranty. Manufacturer reserves the right to contact customers for the purpose of determining their satisfaction with the Products.

     h) The foregoing constitutes the dealer's sole and exclusive remedy and the manufacturer's sole obligation with respect to products furnished hereunder.

15. INDEMNIFICATION OF MANUFACTURER BY DEALER. Dealer shall indemnify, defend, and hold harmless the Manufacturer, its employees, officers, directors, agents, and representatives (each of the foregoing hereinafter referred to as
"Indemnified Party") of, from, and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to Dealer's obligations under this Agreement, except to the extent attributable to the negligence or willful misconduct of the Manufacturer, its employees, officers, directors, agents, and representatives., This shall include but not be limited to; representations and warranties made by Dealer in respect of the Products or the system within which it is incorporated which are not contained in Manufacturer product literature or are not authorized in writing by Manufacturer. And improper installation, support or maintenance of any system in which the Product is incorporated.

16. INDEMNIFICATION OF DEALER BY MANUFACTURER. The Corporation shall indemnify, defend, and hold harmless Dealer, its employees, officers, directors, agents, and representatives (each of the foregoing hereinafter referred to as
"Indemnified Party") of, from, and against any and all claims, penalties, demands, causes of actions, damages, losses, liabilities, costs, and expenses including reasonable attorneys' fees, of any kind or nature whatsoever, arising out of or in any manner directly or indirectly related to the Corporation's obligations under this Agreement, except to the extent attributable to the negligence or willful misconduct of Dealer, its employees, officers, directors, agents, and representatives.

17. INFRINGEMENT BY PRODUCT

In the event of any claim by a third party against Dealer asserting a patent, copyright, trade secret or other proprietary right infringement involving the Product, ,Manufacturer will, at its expense, defend and/or settle such claim, and will indemnify Dealer against any reasonable cost, legal fees, other expenses and damages required for such defense or settlement, provided that Dealer promptly notifies Manufacturer in writing of such claim, and furnishes to Manufacturer copies of all letters and other documents relating to the allegation of infringement. Manufacturer shall be given full and sole authority to defend and settle such claim, action or allegation of infringement. If Manufacturer requests, Dealer agrees to assist and/or cooperate with Manufacturer in such defense and/or settlement. Manufacturer shall not be obligated to defend or settle or be liable for costs, fees, expenses or damages if the infringement claim arises out of Dealer's special specifications, designs, drawings, instructions or other requirements or out of any addition to or modification of the Product or any combination thereof with other products after delivery by Manufacturer or from use of the Product in the practice of a process or system, in which case Dealer shall assume the defense and/or settlement thereof and pay all costs, fees, expenses, or damages incurred by Manufacturer. If any infringement claim is brought against Dealer or Manufacturer, or if in Manufacturer's opinion the Product is likely to become a subject of a claim of infringement or violation of any patent, copyright, trade secret or other proprietary right of any third party, Manufacturer shall be entitled at its option: (a) to procure for Dealer the right to continue the sale and/or use of the Product at Manufacturer's expense by acquiring a license in the name of Manufacturer, (b) to replace or modify the Product so as not to infringe such third party's rights while conforming, as closely as possible to original specifications or (c) to discontinue further supply of the Product.

THE FOREGOING STATES THE ENTIRE LIABILITY OF MANUFACTURER AND DEALER IN RESPECT TO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR ANY OTHER PROPRIETARY

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RIGHT OF ANY THIRD PARTY AND IS IN LIEU OF ALL  WARRANTIES,  EXPRESS OR IMPLIED,
IN REGARD THERETO, AND IN NO EVENT SHALL MANUFACTURER OR DEALER BE LIABLE FOR DIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS OR OTHER ECONOMIC LOSS.

18. RESTRICTIONS Dealer shall not alter or modify any of the Products or their constituent elements and shall not: (a) reverse engineer, interrogate, or decode any of the Products or program components of the Products; or (b) attempt to bypass or to defeat any protection methods which have been applied by Manufacturer to prevent unauthorized uses of the Products.

Dealer agrees that it will not provide compensation, directly or indirectly, whether in the form of cash, gifts (in the aggregate value of $50 or more), benefits, perquisites or emoluments of any kind or nature, including, but not limited to, offers of present or future employment, to any officer, agent, employee or Board Member of the Manufacturer, or any of its or their respective associates or designees, unless such compensation is fully disclosed to and approved by the Board of Directors of the Manufacturer. This prohibition shall remain in effect for so long as this agreement is in effect, and for so long as any such individuals or legal entities are employed by or affiliated with the Manufacturer, and for a period of one year after their departure from the Corporation or their termination as Distributor(s) or their association therewith. Dealer agrees to notify the Board of Directors upon receiving a request or overture from any such party for compensation within Seventy Two hours of receiving such request.

19. INTELLECTUAL PROPERTY RIGHTS

(a) Dealer acknowledges and agrees that it has no right, title or interest in or to the name "Ciralight" or to any logos, trade-names, or trademarks (registered or not) (collectively the "Marks") used in connection with the products or any goods or services from time to time marketed by Manufacturer (including, without limitation, with respect to the Products). Dealer shall not use the Marks in any way in connection with marketing or servicing goods or services, other than in accordance with the provisions of this Agreement or except as may be expressly authorized by Manufacturer in writing. Under no circumstances shall Dealer deface, alter, remove or cover a Mark, insignias, serial number or lettering which is on a Product at the time of delivery.

(b) Dealer shall not include the name "Ciralight" or any variation thereof in any portion of Dealer's name or any name under which Dealer does business. In accordance with the above, Dealer shall have the right to use the trademark "Ciralight" in its approved standard form solely in connection with the sales, advertising and promotion of the Products and not for any other purpose. Dealer shall not use any mark or name other than as herein permitted in connection with the sale of Products.

(c) Dealer will abide by any usage rules established from time to time by Manufacturer in respect to its Marks.

(d) Dealer may refer to itself as a "Authorized Ciralight Dealer" in connection with the promotion, sale, marketing or service of Authorized Products in the Territory, provided such right shall cease upon termination of this Agreement. Dealer shall submit to Manufacturer full particulars prior to use of the same and shall not proceed with such use until Manufacturer's written approval shall have been obtained.

(e) Dealer acknowledges that any and all of the patents, designs, trademarks, copyrights, and other rights including any unpatented confidential production method used or embodied in connection with the Product will remain the sole property of Manufacturer. Except as expressed in this Agreement, nothing in this Agreement shall be construed as granting or conferring to Dealer or its' customers any rights by license or otherwise, expressly implied or otherwise, for such patents, designs, trademarks, copyrights or other rights, including any unpatented confidential production method.

20. TERM

(a) This Agreement shall extend for three (3) years following its effective date and shall be automatically renewed thereafter from year to year. Either party may terminate this Agreement on not less than ninety (90) days written notice to the other.

(b) Other than as set forth above, termination or cancellation shall not relieve either party of obligations incurred prior thereto (including Dealer's obligations to pay the purchase price of the Product theretofore shipped to Dealer and to continue to comply fully with Dealer's representations and warranties set forth herein).

(c) Manufacturer shall have the right at any time thereafter to terminate or cancel this Agreement upon giving written notice to Dealer and which shall be effective immediately if: (i) Dealer fails to meet the terms of payment hereunder for any two (2) months in any twelve (12) consecutive months of the term of this Agreement; (ii) a petition of bankruptcy has been filed by or against Dealer; (iii) Dealer has made an assignment for the benefit of creditors; (iv) a trustee, receiver or liquidator or similar person has been appointed or applied for by Dealer or has taken possession of its assets; (v) Dealer becomes insolvent; (vi) there is a bulk sale or attempted bulk sale of Dealer's assets; (vii) there is an institution of proceedings for the dissolution or liquidation of Dealer's assets by a third party; (viii) Dealer fails an audit of its service and support capability conducted by Manufacturer as referenced in section 14 and does not rectify the problem within the time specified by Manufacturer; or (ix) if there is any other breach of the provisions of this Agreement by Dealer and Dealer does not rectify such breach within thirty (30) days of written notification from Manufacturer. Dealer agrees to immediately notify Manufacturer of any circumstances that would give Manufacturer grounds to terminate this Agreement.

(d) Manufacturer shall not by reason of the termination of this Agreement be liable to Dealer for any loss, reimbursement, compensation or damages including, without limitation, the loss of present or prospective profits on sales or anticipated sales or of expenditures, investments or commitments made either in connection therewith or in connection with the establishment, development or maintenance of Dealer's business.

(e) On termination of this Agreement, Dealer agrees that it shall upon the effective date of the termination or cancellation: (i) refrain from exercising or attempting to exercise any right or privilege granted to it under this Agreement; (ii) discontinue its use of and relinquish any and all rights to the Marks that Manufacturer has authorized or permitted Dealer to use (iii) to return or destroy all promotional, advertising or technical material bearing such designations, and any other material furnished to Dealer free of charge by Manufacturer during the term of this Agreement.

21. EVENTS UPON TERMINATION

(a) Upon the effective date of termination, Dealer shall pay Manufacturer for all Products delivered irrespective of the date of delivery and all other amounts to which Manufacturer is entitled under this Agreement or any Purchase Orders. Dealer will have the right to market and distribute, in accordance with the terms of this Agreement, Products in its inventory which Manufacturer does not elect to repurchase; after Dealer has sold such Products or earlier upon Manufacturer's request, Dealer will return or destroy related unused advertising and promotion materials, relevant information including price lists.

(b)Termination will not affect Manufacturer's warranty obligations to Dealer.

(c) Regardless of the reason for termination, Dealer will be required to maintain the confidentiality of any confidentiality/proprietary information it has received during the course of the Agreement until such information becomes part of the public domain through no breach of this Agreement or if written permission for disclosure has been given by Manufacturer.

22. FORCE MAJEURE

Manufacturer shall not be liable to Dealer or customers or others, for failure of Manufacturer to fulfill its obligations under this Agreement, and/or for delays in shipment or failure to manufacture or provide Products, documentation, education or other services if such delay or failure results directly or indirectly from any cause or event beyond its reasonable control, including but not limited to acts of God, of civil or military authorities, of public enemy, terrorism, war, riots, civil disturbances, insurrection, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortage of suitable materials, labor or transportation. Neither Manufacturer nor Dealer shall be in default on any obligation hereunder if such default results from the aforementioned causes (which are not within the reasonable control of the party affected).

23.  DISPUTE  RESOLUTION

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement, the parties hereto shall use their best endeavors to settle such disputes, claims, questions or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interest, to reach a just and equitable resolution satisfactory to both parties. If they do not reach such resolution the disputes, claims, questions or differences shall be finally settled by Mediation pursuant to (a) below and in the event that a resolution is not achieved by mediation by arbitration pursuant to (b) below:

(a) Mediation shall be conducted in accordance with the "Rules of Procedure" of the California Community Dispute Services of California;

(b) Arbitration Except with respect to equitable remedies provided herein, including, without limitation, injunction relief, all claims, demands, disputes, controversies, differences or misunderstandings arising out of or relating to this Agreement, or the failure or refusal to perform the whole or any part thereof, shall be referred to and finally resolved by arbitration to be administered by the International Centre for Dispute Resolution, a division of the American Arbitration Association ("AAA"), in accordance with its Commercial Arbitration Rules then obtaining (the "AAA Rules"). The arbitration shall be conducted before one arbitrator to be selected by agreement of the parties or, if no agreement can be reached, in accordance with the AAA Rules. The arbitration shall be conducted using the English language for all purposes. Either party hereto may initiate the arbitration by serving a written demand for arbitration on the other party, which demand shall contain a description of the nature of the dispute. All hearings of the arbitration shall take place in Los Angeles, California, United States of America.

The initial fees and costs of the arbitration shall be borne equally and paid timely by each party hereto. Failure by a party to pay said fees and costs to the AAA timely shall constitute a material default under this Agreement. The award shall be final and binding upon the parties, and the parties agree to be bound by the terms of the award and to act accordingly. The judgment upon any award may be entered in and enforceable by any court having jurisdiction over the party against whom the award has been rendered or wherever the assets of the party are located. Any award for costs shall include attorney fees.

The  parties  hereto,  and  each  of  them,  hereby  submit  themselves  to  the jurisdiction of the state courts of the State of California and the United States Federal District Court in California in any proceeding for the enforcement of the award rendered by the arbitrator, and agree that judgment upon such award may be entered in any court, in or out of the State of California, having jurisdiction thereof. The arbitrator shall rule in accordance with the laws of California, without giving affect to the rules of conflict of laws thereof. The parties to the proceeding shall have reasonable rights of discovery in accordance with the Civil Rules of Federal Procedure used in the United States District Court.

Nothing contained herein shall prevent either party from applying to any court of law in order to obtain injunctions or any equivalent remedy, against any other party, in order to restrain the breach of any restrictive covenants pursuant to this Agreement.

24. GENERAL

(a) The parties agree to observe complete confidentiality with regard to any confidential information which is disclosed to one party by another. For the purposes hereof, "confidential information" shall mean all financial information (including without limitation all financial statements, forecasts and financial records), all operating information (including without limitation all information relating to pricing and distribution of the Products and all customer lists), all technical information (including without limitation description of the Software and its development) and all strategic corporate plans including marketing plans acquired by a party from the other party or others employed or engaged by such party; it being understood, for greater certainty, that "confidential information" does not include information which:

     i) is available to the public or in the public domain or later falls in the public domain otherwise than as a result of a breach of this Agreement;

     ii) is disclosed with the prior written approval of the Party supplying such information;

     iii) is not identified as confidential information; or

     iv)  is compelled by law or judicial process to be disclosed.

(b) If any term of this Agreement shall for any reason be held to be unenforceable, invalid or illegal, the remainder of this Agreement shall remain valid, legal and enforceable according to its terms. This Agreement shall be binding upon the successors and permitted assigns of the parties.

(c) Should any dispute be commenced between the parties or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for their attorney's fees in such proceeding which shall be determined by the court or arbitrator, as the case may be in such proceeding or in a separate action brought for that purpose.

(d) This Agreement may not be modified or amended except in writing signed by the parties.

(e) This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior oral and written proposals and communications. The terms of this Agreement shall prevail notwithstanding any variance with the terms and conditions of any purchase order submitted by Dealer. No representation or statement not contained on the original copy of this Agreement shall be binding on Manufacturer as a warranty or otherwise.

(f) All notices under this Agreement shall be in writing and shall be effective when mailed or otherwise placed in transmission to the other party at its office address indicated below or such other address as may be designated by either party to the other in writing.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of California and the laws of the USA applicable therein. Dealer consents to the jurisdiction and venue of the state and federal courts situated within the state of California upon service of process made in accordance with the laws of California and the USA, provided that Manufacturer at its option may commence legal proceedings in any jurisdiction in which Dealer carries on business and in such case Dealer consents to the jurisdiction and venue of the courts situated in such jurisdiction upon service made in accordance with the applicable laws of such jurisdiction. Dealer further agrees that suits initiated by Dealer upon any and all causes of action, whether or not such causes of action have arisen under this Agreement and regardless of the legal theory upon which such causes of action are based, shall be brought exclusively in a state or federal court situated within the state of California. Any suit between the parties, other than for payment of the purchase price of the Products or for indemnification under section 18 of this Agreement, shall be commenced, if at all, within one (1) years of the date that the cause of action accrues.

(h) This Agreement or any performance due under it may not be assigned by Dealer without the prior written consent of Manufacturer. Any purported assignment by Dealer or any substantial change in the ownership or control of Dealer shall permit Manufacturer to terminate for cause. Dealer must notify Manufacturer immediately of any change in control of Dealer. For the purposes hereof, a "change in control" means the acquisition by a person of shares representing at least 50% of the voting shares of Dealer or of any person controlling Dealer.

(i) Manufacturer may assign its interest in this Agreement or any portion thereof without the consent of Dealer.

(j) Dealer shall pay all sums owing to Manufacturer in accordance with the terms of this Agreement, without any deduction or abatement and Dealer shall have no right of set-off.

(k) No waiver by Manufacturer of any breach/default shall operate as a waiver of any other breach/default or of the same breach/default on a future occasion. No delay, course of dealing, or omission on the part of Manufacturer in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Manufacturer of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

(l) The provision of sections 12 and 14 to 21 inclusive shall survive the termination of this Agreement.

(m) This Agreement shall not be binding upon Manufacturer until it has been executed by Manufacturer's CEO.

(n) This Agreement shall be executed in duplicate, each copy being considered an original but both taken together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under the hands of their duly authorized representatives:


CIRALIGHT GLOBAL, INC                        THE ENERGY SOLUTION GROUP
                                             WORLDWIDE, LLC


By: /s/ Jeff Brain                           By: /s/ Brian Gould
    --------------------------------            --------------------------------
Name:  Jeff Brain                            Name:  Brian Gould
Title: President & CEO                       Title: Partner/CEO
Fax: 877-520-5995                            Fax: 800-658-1421
Address: 670 E. Parkridge  Suite 112         Address: 937 Burrell Ave.
         Corona, CA 92879                             Columbus, OH 43212

                           AUTHORIZED DEALER AGREEMENT

                                   SCHEDULE A

                            AUTHORIZED PRODUCTS LIST


In accordance with section 2 of the Manufacturer Authorized Dealer Agreement, the following is the list of AUTHORIZED PRODUCTS.

     *    Ciralight Smart Skylight - Model: SuntrackerOne

     *    Ciralight Smart Skylight - Model: SuntrackerTwo

     *    Related Accessories





Initials: _________________                 Initials: __________________

                           AUTHORIZED DEALER AGREEMENT

                                   SCHEDULE B

                               TERRITORY & MARKETS

TERRITORY. In accordance with section 3 of the Manufacturer Authorized Dealer Agreement, the following sets forth the TERRITORY in which Dealer may promote, sell and market PRODUCTS:

Wisconsin, Michigan, Ohio, Illinois, Indiana, Missouri, Kentucky, West Virginia,
           Tennessee, Georgia, South Carolina, Florida and Minnesota

--------------------------------------------------------------------------------
MARKETS. In accordance with section 3 of the Manufacturer Authorized Dealer agreement, the following sets forth the specific MARKETS in which Dealer may promote, sell and market PRODUCTS:

     *    Commercial (Retail, Office)

     *    Industrial - (Warehouse, Factories)

     *    Government  -  (Airports,   Prisons,   Public  Facilities,   Community
          Centers), Government Buildings)

     *    Military - (Military Base Facilities)

     *    Education - (Schools, Colleges)

     *    Residential - (Multi-Family, Single Family)

Notwithstanding anything to the contrary herein, Manufacturer agrees to grant to Dealer the exclusive right to represent the Products to the following businesses under the terms and conditions set forth herein:

Dealer shall be granted the exclusive right to represent the Products for a period of one year from the Effective Date of this agreement for the following list of Companies;

Tremco, Eco Engineering (an Ohio Lighting Company), Perfection, Emcor/Viox, Linc Mechanical, Air Force One (an Ohio HVAC Company), Plug Smart, Energy Systems Group (Indiana Retrofit General Contractor), Georgetown Midwest, Advance Drainage Systems, The Limited Brands, Abercrombie & Fitch Co., American Eagle, Dick's Sporting Goods, Dress Barn, Golf Galaxy, Darden Restaurants, Bob Evans, Travel Centers of America, Pilot Travel Centers, Tire Kingdom, NTB (Tire Centers).

In the event that during the initial one year period of exclusivity any of the above listed companies purchases four or more Ciralight Smart Skylights, then the exclusive right to represent the Products for that company shall automatically renew under the same conditions for an additional one year period, commencing on the anniversary of the Effective Date of this Agreement. This shall continue for the Term of this agreement and any extension thereof. In the event any of the foregoing companies do not purchase four or more Ciralight Smart Skylights during the initial exclusive period or in any extension thereof, then at the end of the then current exclusive period, the exclusive rights under this provision to represent that company shall terminate and the Dealer's rights to service that company shall thereafter (if at all) be in accordance with the territorial and other limitations and restrictions as are otherwise applicable hereunder or imposed at the allowable discretion of the Manufacturer.

The Manufacturer, in its sole discretion, may elect to continue the exclusive period granted to Dealer for any of the above companies regardless of whether Dealer has met the requirements of this provision in regard to a listed Company.

                           AUTHORIZED DEALER AGREEMENT
                                   SCHEDULE B
                               TERRITORY & MARKETS
                                   (Continued)


CIRALIGHT GLOBAL, INC.                          THE ENERGY SOLUTION GROUP
                                                WORLDWIDE, LLC


By: /s/ Jeff Brain                              By: /s/Brian Gould
    -------------------------                      -----------------------------
Name:  Jeff Brain                               Name:  Brian Gould
Title: President & CEO                          Title: Partner/CEO

                           AUTHORIZED DEALER AGREEMENT
                                   SCHEDULE C

                                    Warranty

                         [CIRALIGHT GLOBAL, INC. LOGO]


                   CIRALIGHT SMART SKYLIGHT DAYLIGHTING SYSTEM

                         MANUFACTURER'S LIMITED WARRANTY

Ciralight Global, Inc. ("CGI"), is pleased to offer a limited warranty on the SunTrackerOne and SunTrackerTwo Ciralight Smart Skylights as more specifically outlined below ("PRODUCTS"). Ciralight Global, Inc. warrants its products and parts against defects in, materials, workmanship including failure to operate within its indicated specifications i.e. failure of its mirrors to face the sun at +/- 10 degrees at any time during daylight. In addition, CGI warrants the skylight against leaking as part of the Dome warranty provided that the lightwells and curbs, if not acquired from CGI, meet with CGI's approval, and further provided that the products are installed in accordance with CGI's written specifications. The parts under warranty and details thereof are as follows:

     Part Description           Types of Warranty            Duration
     ----------------           -----------------            --------

     Acrylic Dome & Frame       Manufacturer's Defect        10 years
     Mirror Assembly            Manufacturer's Defect        10 years
     GPS Controller             Manufacturer's Defect        10 years
     Flat Lens                  Manufacturer's Defect        10 years
     Bottom Lens                Manufacturer's Defect        10 years

Ciralight Global, Inc. will repair or replace (at its option) any product and/or any of its parts, or, at CGI' selection, give credit for the original purchase price. Any such repair or replacement shall be made by CGI, within 60 (sixty) days of the receipt from the Distributor or the end user of notification and description of the defect and prompt verification thereof by CGI or for valid claims made under Warranty, CGI shall bear all normal transportation and/or shipment costs from and to the Distributor or the customer, as the case may be, including but not limited to costs of installation of the replaced product, or its parts, at the facilities of the Distributor or the end user whichever applies.

Each of the warranty periods set forth above commences on the date the Product has been shipped by CGI.

In the event the seal to the GPS Controller Unit case is broken, the warranty on the GPS Controller Unit is void.

This warranty does not apply to repairs, roof leakage, or replacements necessitated by any cause beyond the control of CGI, including, but not limited to, any malfunction, defect or failure caused by or resulting from unauthorized service or parts, improper maintenance, operation contrary to furnished instructions, shipping or transit accidents, modification or repair by the user, abuse, misuse, neglect, accident, fire, flood, or other Acts of God or beyond the control of CGI.

In no event shall CGI be liable for any consequential damages arising from ownership, installation or use of this product, or any delay in the performance of its obligations under this warranty due to circumstances beyond its control.

All requests for services should be directed to Customer  Service through e-mail
customerservice@ciralightglobal.com,   fax  to  (949)  742-2747  or  by  calling
949-260-8073.

                           AUTHORIZED DEALER AGREEMENT
                                   SCHEDULE D

                                DEALER PRICE LIST

                             CIRALIGHT GLOBAL, INC.
                                DEALER PRICE LIST

                                                                                Dealer          Retail
Part #                     Description                                          Price           Price
------                     -----------                                          -----           -----
BASE SUNTRACKER UNITS
2200    SUNTRACKERTWO Base Unit 4'x4' (Single Mirror) - includes the Dome
        Assembly, Mid Tray Assembly, Single Mirror Assembly and the GPS
        Suntracking Controller                                                 $750.00        $  950.00  *

2100    SUNTRACKERONE Base Unit 4'x4' (Triple Mirror) - includes the Dome
        Assembly, Mid Tray Assembly, Triple Mirror Assembly and the GPS
        Suntracking Controller                                                 $840.00        $1,050.00

ADDITIONAL REQUIRED COMPONENTS WITH OPTIONS OFFERED

4500 BOTTOM LENS - CUSTOMER TO CHOSE STYLE OF CEILING LENS
  4510-ST   Lens, Pyramid - Prismatic Acrylic 4'x4'                            $ 63.00        $   75.00  *
  4520      Lens, Pyramid - Prismatic Polycarbonate 4'x4'                      $ 88.00        $  105.00
  4530      Lens, Drop Diffuser Low Ceiling Design  4'x4'                      $121.00        $  145.00
  4540      Lens, Flat Acrylic 4'x4'                                           $ 29.00        $   35.00
  4550      Lens, Flat Polycarbonate 4'x4'                                     $ 46.00        $   55.00

4700 LIGHTWELLS - CLIENT TO CHOSE DESIRED LIGHTWELL
  4710-ST   24' Regal, White Lightwell 4'x4'                                   $113.00        $  135.00  *
  4715      36' Regal, White Lightwell 4'x4'                                   $129.00        $  154.00
  4720      48" Regal White Lightwell 4'x4'                                    $141.00        $  169.00
  4725      60" Regal White Lightwell 4'x4'                                    $153.00        $  183.00
  4730      72" Regal White Lightwell 4'x4'                                    $182.00        $  218.00
  4740      24" Polished Aluminum Lightwell 4'x4'                              $143.00        $  171.00
  4745      36" Polished Aluminum Lightwell 4'x4'                              $181.00        $  217.00
  4750      48" Polished Aluminum Lightwell 4'x4'                              $235.00        $  281.00
  4755      60" Polished Aluminum Lightwell 4'x4'                              $289.00        $  346.00
  4760      72" Polished Aluminum Lightwell 4'x4'                              $346.00        $  414.00

REPLACEMENT PARTS AND ACCESSORIES:

4100-A      DOME ASSEMBLY - COMPLETE                                           $309.00        $  370.00

4200-A      MID TRAY ASSEMBLY - COMPLETE                                       $119.00        $  142.00

4300        SINGLE MIRROR ASSEMBLY - ALL PARTS                                 $ 88.00        $  105.00
  4310      Single Mirror (Standard)                                           $ 66.00        $   79.00
  4320      Single Mirror Bracket                                              $ 13.00        $   15.00
  4325      Single Mirror Post 3"                                              $  6.00        $    7.00
  4330-A    Single Mirror Bolt Package                                         $  4.00        $    5.00

4350 TRIPLE MIRROR ASSEMBLY - ALL PARTS                                        $255.00
  4360      Triple Mirror                                                      $185.00        $  221.00
  4370      Triple Mirror Bracket                                              $ 16.00        $   19.00
  4375      Triple Mirror Post                                                 $  8.00        $   10.00
  4390-A    Triple Mirror Bolt Package                                         $  4.00        $    5.00

4400-A GPS CONTROLLER ASSEMBLY - COMPLETE                                      $341.00        $  426.00

4800 CURBS
  4810      Standard R6.5 Curbs 4'x4'                                          $300.00        $  375.00

4900 MISCELLANEOUS
  4910      Burglar Bars 4'x4'                                                 $228.00        $  285.00
  4920      Louvres/Shade System                                               $425.00        $  455.00

As of 4/9/2010                                      Prices are subject to change